PEOPLE'S LIBERATION, INC.


                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-130930



                           PROSPECTUS SUPPLEMENT NO. 2
                        (TO PROSPECTUS DATED MAY 4, 2007)


         This is a prospectus supplement to our prospectus dated May 4, 2007 relating to the resale from time to time by selling shareholders of up to 34,633,316 shares of our Common Stock. On November 14, 2007, we filed with the Securities and Exchange Commission a Quarterly Report on Form 10-QSB for the period ended September 30, 2007. The text of the Quarterly Report on Form 10-QSB is attached to and made a part of this prospectus supplement. The exhibits to the Quarterly Report on Form 10-QSB are not included with this prospectus supplement and are not incorporated by reference herein.

         This prospectus supplement should be read in conjunction with the prospectus and any prior prospectus supplements, and this prospectus supplement is qualified by reference to the prospectus and any prior prospectus supplements, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus or any prior prospectus supplements.

         THE SECURITIES OFFERED BY THE PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" REFERENCED ON PAGE 33 OF THIS PROSPECTUS SUPPLEMENT IN DETERMINING WHETHER TO PURCHASE THE COMMON STOCK.


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 14, 2007

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-QSB

[X] Quarterly Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934

                For the quarterly period ended September 30, 2007

[_] Transition Report Under Section 13 or 15(d) of the Securities Exchange Act of 1934

  For the transition period from __________________ to ______________________.

                         Commission file number 0-16075

                            PEOPLE'S LIBERATION, INC.
        (Exact Name of Small Business Issuer as Specified in its Charter)

          DELAWARE                                               86-0449546
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                          150 WEST JEFFERSON BOULEVARD
                              LOS ANGELES, CA 90007
                    (Address of principal executive offices)

                                 (213) 745-2123
                           (Issuer's telephone number)

         Check whether the issuer (1) filed all reports  required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                                           Yes [X]        No [_]

         Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

                                                           Yes [_]        No [X]

         As of November 14, 2007, the issuer had 36,002,563 shares of common stock, par value $.001 per share, issued and outstanding.

         Transitional Small Business Disclosure Format:    Yes [_]        No [X]

================================================================================

                            PEOPLE'S LIBERATION, INC.

                              INDEX TO FORM 10-QSB

                                                                            PAGE

PART I   FINANCIAL INFORMATION.................................................3

Item 1.  Consolidated Financial Statements.....................................3

         Consolidated Balance Sheets as of September 30, 2007 (unaudited)
           and December 31, 2006...............................................3

         Consolidated Statements of Operations (unaudited) for the three and nine months ended September 30, 2007 and September 30, 2006.....4

         Consolidated Statements of Cash Flows (unaudited) for the
           nine months ended September 30, 2007 and September 30, 2006.........5

         Notes to Consolidated Financial Statements (unaudited)................6

Item 2.  Management's Discussion and Analysis or Plan of Operation............17

Item 3.  Controls and Procedures..............................................40

PART II  OTHER INFORMATION....................................................40

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds..........40

Item 6.  Exhibits.............................................................42

                                     PART I
                              FINANCIAL INFORMATION

ITEM 1.  CONSOLIDATED FINANCIAL STATEMENTS

                            PEOPLE'S LIBERATION, INC.
                           CONSOLIDATED BALANCE SHEETS
                                                                                   September 30,  December 31,
                                                                                       2007           2006
                                                                                   -----------    -----------
                                                                                    (unaudited)
                                     Assets

Current Assets:
   Cash and cash equivalents ...................................................   $   613,923    $    62,389
   Due from factor .............................................................     1,769,656      2,772,773
   Accounts receivable, net of allowance for doubtful accounts .................       781,532      1,017,884
   Inventories .................................................................     3,134,535      2,846,181
   Refundable income taxes .....................................................        11,500         16,500
   Prepaid expenses and other current assets ...................................        91,302        140,486
   Deferred income taxes .......................................................        52,000         52,000
                                                                                   -----------    -----------
     Total current assets ......................................................     6,454,448      6,908,213

Property and equipment, net of accumulated depreciation and amortization .......       626,954        577,331
Trademarks, net of accumulated amortization ....................................       341,334        227,748
Intangible asset ...............................................................       428,572        428,572
Other assets ...................................................................        44,126         64,970
                                                                                   -----------    -----------
Total assets ...................................................................   $ 7,895,434    $ 8,206,834
                                                                                   ===========    ===========

                        Liabilities and Stockholders' Equity

Current Liabilities:
   Accounts payable and accrued expenses .......................................   $ 2,085,485    $ 2,297,895
   Income taxes payable ........................................................          --            3,200
                                                                                   -----------    -----------
     Total current liabilities .................................................     2,085,485      2,301,095

Deferred tax liabilities .......................................................        61,000         61,000
                                                                                   -----------    -----------
     Total liabilities .........................................................     2,146,485      2,362,095
                                                                                   -----------    -----------

Stockholders' equity:
   Common stock, $0.001 par value, 150,000,000 shares authorized; 35,842,563 and
     34,942,563 shares issued and outstanding at September 30, 2007
     and December 31, 2006, respectively .......................................        35,842         34,942
   Additional paid-in capital ..................................................     7,655,019      6,930,194
   Accumulated Deficit .........................................................    (1,941,912)    (1,120,397)
                                                                                   -----------    -----------
Total stockholders' equity .....................................................     5,748,949      5,844,739
                                                                                   -----------    -----------
Total liabilities and stockholders' equity .....................................   $ 7,895,434    $ 8,206,834
                                                                                   ===========    ===========


                 See Notes to Consolidated Financial Statements.

                            PEOPLE'S LIBERATION, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                                                       Three Months Ended              Nine Months Ended
                                                           September 30,                 September 30,
                                                   ----------------------------    ----------------------------
                                                       2007            2006            2007            2006
                                                   ------------    ------------    ------------    ------------
Net sales ......................................   $  6,236,671    $  5,063,724    $ 14,659,987    $ 11,529,799
Cost of goods sold .............................      3,155,667       2,710,316       7,634,568       6,563,775
                                                   ------------    ------------    ------------    ------------
 Gross profit ..................................      3,081,004       2,353,408       7,025,419       4,966,024
                                                   ------------    ------------    ------------    ------------

Selling expenses ...............................      1,024,594         655,349       2,626,622       1,442,768
Design and production ..........................        651,443         593,756       1,664,417       1,732,418
General and administrative .....................        956,268         985,810       3,496,753       2,415,356
                                                   ------------    ------------    ------------    ------------

 Total operating expenses ......................      2,632,305       2,234,915       7,787,792       5,590,542
                                                   ------------    ------------    ------------    ------------

Income (loss) from operations ..................        448,699         118,493        (762,373)       (624,518)
                                                   ------------    ------------    ------------    ------------

Interest expense (income), net .................         32,516         (14,355)         58,369         (55,886)
Other income ...................................        (13,926)           --          (120,444)           --
                                                   ------------    ------------    ------------    ------------
   Total other expense (income) ................         18,590         (14,355)        (62,075)        (55,886)
                                                   ------------    ------------    ------------    ------------

Income (loss) before income taxes and minority
interest .......................................        430,109         132,848        (700,298)       (568,632)
Provision for income taxes .....................          5,000            --             8,200           1,600
                                                   ------------    ------------    ------------    ------------
Net income (loss) before minority interest .....        425,109         132,848        (708,498)       (570,232)
                                                   ------------    ------------    ------------    ------------

Minority interest ..............................        172,899            --          (113,017)           --
                                                   ------------    ------------    ------------    ------------

Net income (loss) ..............................   $    598,008    $    132,848    $   (821,515)   $   (570,232)
                                                   ============    ============    ============    ============

 Basic weighted average income (loss) per common
 share (1) .....................................   $       0.02    $       0.00    $      (0.02)   $      (0.02)
 Diluted weighted average income (loss) per
 common share (1) ..............................   $       0.02    $       0.00    $      (0.02)   $      (0.02)

 Basic weighted average common shares
 outstanding (1) ...............................     34,962,128      34,371,134      34,949,156      33,769,563
 Diluted weighted average common shares
 outstanding (1) ...............................     35,051,984      34,371,134      34,949,156      33,769,563

(1) Reflects the reverse stock split of 1:9.25 and subsequent issuance of shares to preserve round lot holders as of January 1, 2006, which became effective on January 5, 2006.

                 See Notes to Consolidated Financial Statements.

                            PEOPLE'S LIBERATION, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)
                                                                                  Nine Months Ended
                                                                                    September 30,
                                                                            ----------------------------
                                                                                2007            2006
                                                                            ------------    ------------
Cash flows from operating activities:
  Net loss ..............................................................   $   (821,515)   $   (570,232)
  Adjustments to reconcile net loss to net cash provided by (used in)
  operating activities:
     Depreciation and amortization ......................................        123,917          64,679
     Increase in allowance for doubtful accounts ........................         43,000          38,000
     Stock based compensation ...........................................        209,682         173,749
     Changes in operating assets and liabilities:
       Receivables ......................................................      1,196,469      (1,432,168)
       Inventories ......................................................       (288,354)       (928,506)
       Refundable income taxes ..........................................          5,000            --
       Prepaid expenses and other current assets ........................        124,184         167,614
       Other assets .....................................................         20,844         (24,036)
       Accounts payable and accrued expenses ............................       (199,059)        (79,086)
       Income taxes payable .............................................        (16,549)        (25,800)
                                                                            ------------    ------------
         Net cash flows provided by (used in) operating activities ......        397,619      (2,615,786)
                                                                            ------------    ------------

Cash flows from investing activities:
  Acquisition of trademarks .............................................       (128,021)       (146,556)
  Acquisition of property and equipment .................................       (159,107)       (419,397)
                                                                            ------------    ------------
     Net cash flows used in investing activities ........................       (287,128)       (565,953)
                                                                            ------------    ------------

Cash flows from financing activities:
  Proceeds from private placement of common stock .......................        441,043            --
                                                                            ------------    ------------

Net increase (decrease) in cash and cash equivalents ....................        551,534      (3,181,739)
Cash and cash equivalents, beginning of period ..........................         62,389       4,528,276
                                                                            ------------    ------------
Cash and cash equivalents, end of period ................................   $    613,923    $  1,346,537
                                                                            ============    ============

Supplemental  disclosures of cash flow information:
Cash paid during the period for:
  Interest paid .........................................................   $     32,517    $      1,837
  Income taxes paid .....................................................         19,749          27,400
  Non-cash financing transactions:
       Warrants issued in exchange for services .........................         75,000            --
       Conversion of convertible preferred stock and reverse stock split:
         Common stock ...................................................           --            32,846
         Additional paid-in capital .....................................           --         6,639,892
         Preferred stock Series A .......................................           --        (6,672,738)

                 See Notes to Consolidated Financial Statements.

1.       PRESENTATION OF INTERIM INFORMATION

         The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and in accordance with the instructions to Form 10-QSB and Item 301(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The accompanying unaudited consolidated financial statements reflect all normal recurring adjustments that, in the opinion of the management of People's Liberation, Inc. and subsidiaries are considered necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements of the Company included in the Company's Form 10-KSB for the year ended December 31, 2006.

2.       ORGANIZATION

         People's Liberation, Inc. (the "Company") is the parent holding company of Versatile Entertainment, Inc. ("Versatile"), a California corporation, and Bella Rose, LLC ("Bella Rose"), a California limited liability company, both of which were consolidated on November 22, 2005 and became wholly-owned subsidiaries of the Company on the effective date of the Company's exchange transaction. William Rast Sourcing, LLC ("William Rast Sourcing") and William Rast Licensing, LLC ("William Rast Licensing"), both California limited liability companies are owned 50% by Bella Rose and 50% by William Rast Enterprises, LLC ("WRE"), an entity owned in part by Justin Timberlake.

         People's Liberation, Inc. was incorporated in the State of Delaware on December 29, 1982 under the name Philco Financial Management Corp. The Company had three wholly owned subsidiaries, Global Medical Technologies, Inc., an Arizona corporation, which was operating ("Global Medical"), and Century Pacific Fidelity Corporation and Century Pacific Investment Management Corporation, both of which were inactive and without assets or debts.

         On January 31, 2005, the Company contributed all of the shares of common stock of its wholly-owned, inactive subsidiaries, Century Pacific Fidelity Corp. and Century Pacific Investment Management Corporation, to Global Medical. In February 2005, the Company distributed all of the outstanding shares of common stock of Global Medical on a pro rata basis to its stockholders. Following the distribution, Global Medical continued to operate its medical equipment reconditioning business as an independent company. After this distribution, the Company existed as a "shell company" under the name of Century Pacific Financial Corporation with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge.

         On November 22, 2005, the Company acquired all of the outstanding voting securities of Bella Rose and Versatile, each of which became its wholly-owned subsidiaries. The Company issued to the Bella Rose members and the Versatile stockholders an aggregate of 2,460,106.34 shares of its series A convertible preferred stock, which subsequently converted into 26,595,751 shares of common stock on January 5, 2006 on a post reverse stock split basis. The exchange transaction was accounted for as a reverse merger (recapitalization) with Versatile and Bella Rose deemed to be the accounting acquirer, and the Company the legal acquirer.

         Effective on January 5, 2006, the Company changed its corporate name from Century Pacific Financial Corporation to People's Liberation, Inc., completed a 1-for-9.25 reverse split of its common stock, adopted its 2005 Stock Incentive Plan, and its series A convertible preferred stock converted into common stock. Following the conversion of the series A convertible preferred stock, the reverse stock split on January 5, 2006, and the subsequent issuance of shares to preserve round lot holders, 34,371,134 shares of common stock were outstanding. All share and per share information included in the accompanying consolidated financial statements reflects the effects of the reverse stock split.

         Versatile was organized as a California corporation under the laws of the State of California on April 21, 2001.

         Bella Rose was organized as a California limited liability company under the laws of the State of California on May 13, 2005.

         William Rast Sourcing and William Rast Licensing were organized as California limited liability companies under the laws of the State of California on October 1, 2006.

         Beginning October 1, 2006, William Rast Sourcing and William Rast Licensing are consolidated under Bella Rose, a wholly-owned subsidiary of the Company. William Rast Sourcing and William Rast Licensing are owned 50% by Bella Rose and 50% by WRE. Until WRE has a basis in the capital of William Rast Sourcing and William Rast Licensing, losses will not be allocated to WRE.
Instead, all losses will be recognized by Bella Rose in consolidation. Subsequently, if profits are generated by William Rast Sourcing and William Rast Licensing, then profits will not be allocated to WRE until previously unrecognized minority losses are fully recouped by Bella Rose. Profit allocations and distributions to WRE will be accounted for as a minority interest in the consolidated financial statements of the Company.

         Bella Rose was formed in May 2005 prior to the exchange transaction on November 22, 2005. From the period of Bella Rose's inception and throughout 2005, Bella Rose and Versatile had common ownership and control. The consolidated financial statements reflect the capital structure of People's Liberation, Inc., the parent holding company, after giving effect to the exchange transaction. The capital structure in the historical combined financial statements of Versatile and Bella Rose prior to the exchange transaction are different as they do not affect reverse merger accounting.

3.       EARNINGS PER SHARE

         The Company computes and presents earnings per share in accordance with Statement of Financial Accounting Standards No. 128, "EARNINGS PER SHARE". Basic earnings per share are computed based upon the weighted average number of common shares outstanding during the period.

         Warrants representing 3,375,000 shares of common stock at exercise prices ranging from $0.50 to $2.00 per share and stock options representing 892,000 shares of common stock at exercise prices ranging from $0.50 to $1.25 per share were outstanding for the three months ended September 30, 2007, but were excluded from the average number of common shares outstanding in the calculation of earnings per share because the effect of inclusion would be anti-dilutive.

         Warrants representing 3,375,000 shares of common stock at exercise prices ranging from $0.50 to $2.00 per share and stock options representing 1,839,000 shares of common stock at exercise prices ranging from $0.31 to $1.25 per share were outstanding for the nine months ended September 30, 2007, but were excluded from the average number of common shares outstanding in the calculation of earnings per share because the effect of inclusion would be anti-dilutive.

         Warrants representing 3,125,000 shares of common stock at exercise prices ranging from $1.25 to $2.00 per share and stock options representing 1,887,000 shares of common stock at an exercise price of $1.25 per share were outstanding for the three and nine months ended September 30, 2006, but were excluded from the average number of common shares outstanding in the calculation of earnings per share because the effect of inclusion would be anti-dilutive.

         The following is a reconciliation of the numerators and denominators of the basic and diluted income (loss) per share computations:

                                                INCOME         SHARES       PER SHARE
THREE MONTHS ENDED SEPTEMBER 30, 2007         (NUMERATOR)   (DENOMINATOR)     AMOUNT
-------------------------------------------   -----------    -----------   -----------
Basic income per share:
Income available to common stockholders ...   $   598,008     34,962,128   $      0.02

Effect of Dilutive Securities:
Options ...................................          --           89,856          --
Warrants ..................................          --             --            --
                                              -----------    -----------   -----------
Income available to common stockholders ...   $   598,008     35,051,984   $      0.02
                                              ===========    ===========   ===========

THREE MONTHS ENDED SEPTEMBER 30, 2006
-------------------------------------------
Basic income per share:
Income available to common stockholders ...   $   132,848     34,371,134   $      0.00

Effect of Dilutive Securities:
Options ...................................          --             --            --
Warrants ..................................          --             --            --
                                              -----------    -----------   -----------
Income available to common stockholders ...   $   132,848     34,371,134   $      0.00
                                              ===========    ===========   ===========

                                                 LOSS         SHARES (1)    PER SHARE
NINE MONTHS ENDED SEPTEMBER 30, 2007          (NUMERATOR)   (DENOMINATOR)     AMOUNT
-------------------------------------------   -----------    -----------   -----------
Basic loss per share:
Loss available to common stockholders .....   $  (821,515)    34,949,156   $     (0.02)

Effect of Dilutive Securities:
Options ...................................          --             --            --
Warrants ..................................          --             --            --
                                              -----------    -----------   -----------
Loss available to common stockholders .....   $  (821,515)    34,949,156   $     (0.02)
                                              ===========    ===========   ===========

                                                 LOSS         SHARES (1)    PER SHARE
NINE MONTHS ENDED SEPTEMBER 30, 2006          (NUMERATOR)   (DENOMINATOR)     AMOUNT
-------------------------------------------   -----------    -----------   -----------
Basic loss per share:
Loss available to common stockholders .....   $  (570,232)    33,769,563   $     (0.02)

Effect of Dilutive Securities:
Options ...................................          --             --            --
Warrants ..................................          --             --            --
                                              -----------    -----------   -----------
Loss available to common stockholders .....   $  (570,232)    33,769,563   $     (0.02)
                                              ===========    ===========   ===========

-----------------------------
(1) Reflects the reverse stock split of 1:9.25 and subsequent issuance of shares to preserve round lot holders as of January 1, 2006, which became effective on January 5, 2006.

4.       STOCK BASED COMPENSATION

         Statement of Financial Accounting Standards No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION" ("SFAS No. 123"), established a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. SFAS No. 123 was amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which required companies to disclose in interim financial statements the pro forma effect on net income (loss) and net income (loss) per common share of the estimated fair market value of stock options or warrants issued to employees.

         In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004), "Share Based Payment" ("SFAS No. 123R"), a revision to SFAS No. 123, "Accounting for Stock-Based Compensation". SFAS No. 123R superseded APB No. 25 and amended SFAS No. 95, "Statement of Cash Flows". The Company adopted SFAS No. 123R effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized for all share-based payments granted during the period. When adopting SFAS 123R, the Company applied the provisions of Staff Accounting Bulletin No. 107 ("SAB 107").

         During the three and nine months ended September 30, 2007, the Company granted 521,000 and 1,167,000 options to employees, officers and outside consultants at exercise prices ranging from $0.31 to $1.25 per share. During the three and nine months ended September 30, 2006, the Company issued 1,300,000 and 2,052,000 options to employees, officers, directors and outside consultants at an exercise price of $1.25 per share. Options to purchase 815,708 shares were exercisable as of September 30, 2007. Total stock based compensation expense for the three and nine months ended September 30, 2007 was approximately $41,000 and $210,000, respectively. The compensation expense recognized during the three and nine months ended September 30, 2007 did not change basic and diluted income
(loss) per share reported in our Statements of Operations. Total stock based compensation expense for the three and nine months ended September 30, 2006 was approximately $115,000 and $174,000. The compensation expense recognized during the three and nine months ended September 30, 2006 decreased basic and diluted income per share and increased basic and diluted loss per share reported in our Statements of Operations by $.01 per share, respectively. Total fair value of options granted to employees, officers and outside consultants during the three and nine months ended September 30, 2007 was approximately $129,000 and $327,000. Total fair value of options granted to employees, officers, directors and outside consultants during the three and nine months ended September 30, 2006 was approximately $718,000 and $1,052,000. The fair value of options was estimated on the date of grant using the Black-Scholes option pricing model. The valuation determined by the Black-Scholes pricing model is affected by the Company's stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Stock price volatility was estimated based on a peer group of public companies and expected term was estimated using the "safe harbor" provisions provided in SAB 107. The weighted-average assumptions the Company used as inputs to the Black-Scholes pricing model for options granted during the three months ended September 30, 2007 included a dividend yield of zero, a risk-free interest rate of 3.8%, expected term of 5.9 years and an expected volatility of 71.5%. The weighted-average assumptions the Company used as inputs to the Black-Scholes pricing model for options granted during the nine months ended September 30, 2007 included a dividend yield of zero, a risk-free interest rate of 4.3%, expected term of 5.8 years and an expected volatility of 71.5%. The weighted-average assumptions the Company used as inputs to the Black-Scholes pricing model for options granted during the three and nine months ended September 30, 2006 included a dividend yield of zero, a risk-free interest rate of 5.2%, expected term of 5.9 years and an expected volatility of 60.3%.

         The fair value of options granted to outside consultants will be adjusted until the options vest or there is a substantial performance commitment as provided by the Emerging Issues Task Force (EITF) 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES (EITF 96-18).

         For stock-based awards issued to employees, officers and directors, stock-based compensation is attributed to expense using the straight-line single option method. Stock-based compensation expense recognized in the Statement of Operations is based on awards ultimately expected to vest. SFAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. For the nine months ended September 30, 2007, expected forfeitures were immaterial and as such the Company is recognizing forfeitures as they occur.

5.       DUE FROM FACTOR

         Due from factor is summarized as follows:

Outstanding receivables:
  Without recourse ....................................             $ 2,846,456
  With recourse .......................................                 126,298
                                                                    -----------
                                                                      2,972,754
Advances ..............................................                (906,098)
Open credits ..........................................                (297,000)
                                                                    -----------
                                                                    $ 1,769,656
                                                                    ===========

6.       INVENTORIES

         Inventories are summarized as follows:

Piece goods and trim ...................................            $ 1,221,458
Work in process ........................................                295,158
Finished goods .........................................              1,617,919
                                                                    -----------
                                                                    $ 3,134,535
                                                                    ===========

7.       STOCKHOLDERS' EQUITY

         PRIVATE PLACEMENT OF COMMON STOCK

         On September 28, 2007, the Company sold an aggregate of 900,000 shares of its common stock at a purchase price of $0.50 per share for gross proceeds of $450,000 to various investors pursuant to the terms of subscription agreements entered into with each investor on that same date. Net proceeds after legal and other expenses amounted to approximately $441,000. On November 2, 2007, the Company sold an additional 160,000 shares of its common stock at a purchase price of $0.50 per share for net proceeds of $80,000 to an investor under the same terms and conditions.

         Pursuant to the terms of a certain registration rights agreement entered into with each investor, the Company agreed to provide the investors certain registration rights with respect to the shares under the Securities Act of 1933, as amended. The registration rights agreement provides that the Company shall file a registration statement with the Securities and Exchange Commission to register the resale of the shares by the investors and use commercially reasonable efforts to cause such registration statement to become and remain effective at least for a period ending with the first to occur of (i) the sale of the shares covered by the registration statement and (ii) the availability under Rule 144 for the investors to resell without restriction all of the shares covered by the registration statement.

         EXCHANGE AGREEMENT

         On November 22, 2005, the Company acquired all of the outstanding voting securities of Bella Rose, LLC, a California limited liability company and Versatile Entertainment, Inc., a California corporation, each of which became wholly-owned subsidiaries. The Company issued to the Bella Rose members and the Versatile stockholders an aggregate of 2,460,106.34 shares of series A convertible preferred stock, which subsequently converted into 26,595,751 shares of common stock on a post reverse stock split basis. The exchange transaction was accounted for as a reverse merger (recapitalization) with Versatile and Bella Rose deemed to be the accounting acquirer, and the Company the legal acquirer.

         CAPITAL RAISE

         Immediately following the acquisition of Versatile and Bella Rose in November 2005, the Company received gross proceeds of approximately $7.8 million in a private placement transaction with institutional investors and other high net worth individuals. Pursuant to subscription agreements entered into with these investors, the Company sold 578,125.58 shares of series A convertible preferred stock at a price per share of $13.5135, which subsequently converted into 6,250,000 shares of common stock on a post reverse stock split basis. The Company also issued to the investors five-year warrants to purchase an aggregate of 2,500,000 shares of common stock with an exercise price of $2.00 per share. After broker commissions and expenses and accounting, legal and other expenses, the Company received net proceeds of approximately $6.6 million in the capital raise. The warrants were valued at approximately $808,000 using the Black Scholes valuation model. The intrinsic value of the conversion feature related to the issuance of the series A convertible preferred stock to investors amounted to approximately $4.9 million. The effect of recording the beneficial conversion feature on the December 31, 2005 financial statements was an increase in the additional paid-in capital of $4.9 million and an offsetting decrease in additional paid-in capital of the same amount.

         Sanders Morris Harris Inc. acted as placement agent in connection with the capital raise. For their services as placement agent, the Company paid Sanders Morris Harris a fee equal to 7%, or approximately $546,875, of the gross proceeds from the financing. The Company also paid for the out-of-pocket expenses incurred by Sanders Morris Harris and all purchasers in the amount of $25,000. In addition, the Company issued to Sanders Morris Harris and its employees, Dean Oakey and Jonah Sulak, warrants to purchase an aggregate of 625,000 shares of common stock at an exercise price of $1.25 per share. The warrants are fully vested and have a term of 5 years. The warrants were valued at approximately $310,000 using the Black Scholes valuation model.

         Following the exchange transaction and the capital raise, the former security holders of Bella Rose and Versatile and the investors in the financing owned 95.6%, and the existing stockholders immediately prior to these transactions owned 4.4% of the Company's outstanding common stock on an as converted basis.

         REVERSE SPLIT AND MANDATORY CONVERSION OF PREFERRED STOCK INTO COMMON STOCK

         On November 23, 2005, the Company's Board of Directors, as well as holders representing approximately 66.9% of the outstanding series A convertible preferred stock, holders representing approximately 77.1% of the outstanding common stock, and holders representing approximately 67.3% of the outstanding common stock and series A convertible preferred stock voting together as a single class took action by written consent to (i) change the corporate name to People's Liberation, Inc., (ii) adopt a 1-for-9.25 reverse stock split, and
(iii) adopt the 2005 Stock Incentive Plan. Each of these actions became effective on January 5, 2006.

         Concurrent with the reverse split, each share of series A convertible preferred stock was immediately and automatically converted into approximately
10.81 shares of common stock of the Company (100 for 1 conversion of preferred stock to common stock and 1 for 9.25 common share reverse split). Accordingly, following the reverse split and the mandatory conversion, the former holders of 3,038,231.92 shares of series A convertible preferred stock, in the aggregate, received 32,845,751 shares of common stock of the Company, representing 95.6% of the outstanding shares of common stock immediately following the reverse split and the mandatory conversion. The former holders of the Company's common stock owned approximately 1,525,383 shares of common stock, representing 4.4% of the outstanding shares of the Company's common stock immediately following the reverse split and the mandatory conversion.

         SERIES A PREFERRED STOCK

         Pursuant to the Company's Certificate of Incorporation, the Company is authorized to issue 10,000,000 shares of preferred stock, $0.001 par value per share, of which 3,500,000 were designated as series A convertible preferred stock. In accordance with the Certificate of Designations, Preferences, Rights, and Limitations of the series A convertible preferred stock, the series A convertible preferred stock was automatically converted into common stock on January 5, 2006, when the Company undertook its reverse split (described above). Upon the mandatory conversion of the series A preferred stock, the shares converted returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Certificate of Designations, Preferences, Rights, and Limitations.

8.       SENIOR MANAGEMENT RESTRUCTURING

         On October 2, 2007, Daniel Guez, who served as the Company's Creative Director, resigned from his position with the Company. In connection with Mr. Guez's resignation, the Company entered into a separation agreement and mutual release with Mr. Guez. The separation agreement provides that the certain amended and restated employment agreement dated June 19, 2007 between the Company and Mr. Guez is terminated and of no further force or effect, and that except as provided in the separation agreement, all responsibilities, duties and obligations of Mr. Guez to the Company and of the Company to Mr. Guez under the employment agreement are terminated and of no further force or effect.

         The separation agreement provides that the Company will pay Mr. Guez three months of his base salary of $16,667 per month, and three months of his automobile allowance of $1,200 per month. In addition, Mr. Guez and his eligible family members will continue to receive medical benefits for a period of twelve months from the date of his resignation. The separation agreement also provides that, prior to November 30, 2007, Mr. Guez will not sell or otherwise dispose of any shares of the Company's common stock beneficially owned by him. In addition, Mr. Guez has granted the Company a right of first refusal to purchase any of his shares of common stock if he intends to sell in a public sale prior to the earlier of January 31, 2008 and the date when Mr. Guez beneficially owns less than 10% of the Company's common stock then issued and outstanding.

         On October 12, 2007, Mr. Guez resigned as a member of the Board of Directors of the Company.

         On September 21, 2007, the Board of Directors appointed Kenneth Wengrod as a director to fill a vacancy on the Board. Kenneth Wengrod currently serves as President of FTC Commercial Corp., a company which he founded in 2002 and in which he continues to hold a minority equity position. FTC is a global finance commercial service company primarily focused in the apparel industry. Prior to 2002, Mr. Wengrod held various positions including Chief Financial Officer and General Manager of Meridian Textiles f/k/a Mark Fabrics, Chief Operating Officer of Rampage Clothing Co., and Senior Vice President of Barclays Commercial Corp. In connection with Mr. Wengrod's appointment as a director, on September 21, 2007, the Company granted to Mr. Wengrod a ten year non-qualified option to purchase 24,000 shares of the Company's common stock at an exercise price of $0.50 per share pursuant to the Company's 2005 Stock Incentive Plan. The Company is party to various factoring agreements with FTC as further described in the Liquidity and Capital Resources section of Management's Discussion and Analysis or Plan of Operation included in this report.

         In the second quarter of 2007, the Company's Board of Directors authorized management to take certain actions to restructure its senior management team, including the appointment of a new Chief Executive Officer and Co-Chairman of the Board of Directors, Colin Dyne, the resignation of Daniel Guez as Chief Executive Officer and his appointment as Co-Chairman of the Board of Directors, the reduction of Mr. Guez's salary, the termination of the Company's president and the elimination of the president position within the Company, and the reduction of base salaries of the Company's Chief Financial Officer and Chief Operating Officer.

         On June 5, 2007, the Company's Board of Directors approved the award to each of Darryn Barber and Thomas Nields of options to purchase 150,000 shares of the Company's common stock. The options have an exercise price of $0.46 per share, the closing price of the Company's common stock on the Over-The-Counter Bulletin Board on the date of the award, are fully vested, and have a term of ten years.

9.       CONSULTING AGREEMENTS

         Effective October 1, 2007, the Company entered into a consulting agreement with Europlay Capital Advisors, LLC. Under the terms of the consulting agreement, Europlay Capital Advisors will be the Company's exclusive financial advisor to raise capital and provide other financial advisory and investment banking services to the Company for a term of one year. Europlay Capital Advisors will receive a fee for the successful completion of a financing transaction or acquisition at a negotiated rate. In conjunction with the consulting agreement, the Company issued to Europlay Capital Advisors a warrant to purchase 250,000 shares of the Company's common stock at an exercise price of $0.50 per share. The warrant vests over the term of the consulting agreement and has a term of five years.

         On February 1, 2007, the Company entered into a consulting agreement with Akari Enterprises, LLC ("Akari Enterprises"), a consulting firm formed and controlled by Andreas Kurz, which specializes in international expansion, licensing, retailing and branding for apparel companies. Akari Enterprises will be responsible for negotiating exclusive distribution agreements with distributors outside of the United States and will manage People's Liberation and William Rast's current international distribution relationships. Prior to forming Akari Enterprises, Mr. Kurz held several senior positions at various manufacturers, including Seven for All Mankind, Diesel USA and Hugo Boss. The consulting agreement provides for commissions to be paid to Akari Enterprises based on a defined formula related to net international sales and terminates on December 31, 2009.

10.      WILLIAM RAST SOURCING AND WILLIAM RAST LICENSING OPERATING AGREEMENTS

         In May 2007, the limited liability company operating agreements of William Rast Sourcing, LLC and William Rast Licensing, LLC were amended and restated to reflect changes in distributions and the allocation of profits and losses among the entities members. The amended and restated operating agreements provide for minimum quarterly minority interest cash distributions to WRE based on net revenues, as defined in the operating agreements, generated by the companies during the applicable quarter. Effective January 1, 2007, William Rast Sourcing will pay WRE a minimum quarterly minority interest distribution of 6% of applicable net sales generated by William Rast Sourcing during the quarterly period, and William Rast Licensing will pay WRE a minimum quarterly minority interest distribution of 3% of applicable net sales generated by William Rast Licensing during the quarterly period. Minority interest distributions are to be paid 45 days following the applicable quarter.

         On November 9, 2007, the limited liability company operating agreement of William Rast Sourcing, LLC was further amended to reflect a modification of the distributions to WRE. For the calendar quarters ending June 30, 2007, September 30, 2007 and December 31, 2007, all cash distributions William Rast Sourcing, LLC is required to pay to WRE pursuant to the amended and restated Operating Agreement shall not be paid or accrued for future payment with respect to such calendar quarters.

         Total minority interest recorded for the three months ended September 30, 2007 amounted to $172,899 and represents distributions that were accrued for the calendar quarter ended June 30, 2007 that will not be paid as a result of the amendment dated November 9, 2007. Total minority interest distributions recorded in the nine months ended September 30, 2007 amounted to $113,016 and represents distributions for the calendar quarter ended March 31, 2007, which were paid in May 2007. Distributions to WRE are recorded as minority interest in the Company's consolidated statements of operations.

         On November 13, 2007, the Company issued a warrant to purchase 150,000 shares of its common stock to WRE. The warrant has an exercise price of $0.40, vests immediately and has a term of five years. The warrant was valued at approximately $35,000 using the Black Scholes valuation model.

11.      EMPLOYEE EMBEZZLEMENT

         In May 2007, the Company's management identified a series of illegal acts committed by a former employee that had responsibilities related to the preparation of the Company's financial statements. The Company performed an investigation of the illegal acts and determined that approximately $108,000 had been embezzled from the Company beginning April 2006 through March 2007, of which approximately $11,000 occurred in the first quarter of 2007. The Company has implemented additional control procedures surrounding the management of its cash accounts in order to mitigate the risk of embezzlement in the future. In May 2007, the Company received proceeds of approximately $98,000 from its insurance company as a result of this claim against its employee practices policy.

12.      OFF BALANCE SHEET RISK AND CONTINGENCIES

         Financial instruments that potentially subject the Company to off-balance sheet risk consist of factored accounts receivable. The Company sells the majority of its trade accounts receivable to a factor and is contingently liable to the factor for merchandise disputes and other customer claims. At September 30, 2007, total factor receivables approximated $2,973,000.

         The Company may be subject to certain legal proceedings and claims arising in connection with its business. In the opinion of management, there are currently no claims that will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

         In accordance with the bylaws of the Company, officers and directors are indemnified for certain events or occurrences arising as a result of the officer or director's serving in such capacity. The term of the indemnification period is for the lifetime of the officer or director. The maximum potential amount of future payments the Company could be required to make under the indemnification provisions of its bylaws is unlimited. At this time, the Company believes the estimated fair value of the indemnification provisions of its bylaws is minimal and therefore, the Company has not recorded any related liabilities.

         In addition to the indemnification required in our articles of incorporation and bylaws, we have entered into indemnity agreements with each of our current officers and directors. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

         The Company enters into indemnification provisions under its agreements in the normal course of business, typically with suppliers, customers, distributors and landlords. Under these provisions, the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company's activities or, in some cases, as a result of the indemnified party's activities under the agreement. These indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. Accordingly, the Company has not recorded any related liabilities.

13.      NEW ACCOUNTING PRONOUNCEMENTS

         In June 2006, the Financial Accounting Standards Board ("FASB") issued FIN 48, "Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 prescribes the recognition threshold and measurement criteria for determining the tax benefit amounts to recognize in financial statements. This interpretation is effective for the Company beginning January 1, 2007. The Company has evaluated the potential impact of adopting this interpretation and has determined that it does not have a material effect on the Company's consolidated financial statements.

         In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140," to permit fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation in accordance with the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a remeasurement occurring after the beginning of an entity's fiscal year that begins after September 15, 2006. The Company has evaluated the potential impact of adopting this Statement and has determined that it does not have a material effect on the Company's consolidated financial statements.

         In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140", that provides guidance on accounting for separately recognized servicing assets and servicing liabilities. In accordance with the provision of SFAS No. 156, separately recognized servicing assets and servicing liabilities must be initially measured at fair value, if applicable. Subsequent to initial recognition, the company may use either the amortization method or the fair value measurement method to account for servicing assets and servicing liabilities within the scope of this Statement. SFAS No. 156 is effective as of the beginning of an entity's fiscal year that begins after September 15, 2006. The Company has evaluated the potential impact of adopting this Statement and has determined that it does not have a material effect on the Company's consolidated financial statements.

         In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"), which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. This statement is effective for the Company beginning January 1, 2008. The Company is currently evaluating whether adoption of this statement will result in a change to its fair value measurements.

         In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans -- an amendment of FASB Statements No. 87, 88, 106 and 132(R)" ("SFAS 158"). SFAS 158 requires employers to (a) recognize in its statement of financial position the funded status of a benefit plan measured as the difference between the fair value of plan assets and the benefit obligation, (b) recognize net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS No. 87, "Employer's Accounting for Pensions" or SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," (c) measure defined benefit plan assets and obligations as of the date of the employer's statement of financial position and (d) disclose additional information in the notes to the financial statements about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition assets or obligations. The requirements of SFAS 158 are to be applied prospectively upon adoption. For companies with publicly traded equity securities, the requirements to recognize the funded status of a defined benefit postretirement plan and provide related disclosures are effective for fiscal years ending after June 15, 2007, while the requirement to measure plan assets and benefit obligations as of the date of the employer's statement of financial position is effective for fiscal years ending after December 15, 2008, with earlier application encouraged. The Company believes the adoption of this pronouncement will not have any material effect on the Company's consolidated financial statements.

         In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. The

Company does not believe that the adoption of SFAS No. 159 will have a material effect on the Company's consolidated financial statements.

         Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the United States Securities and Exchange Commission did not or are not believed to have a material impact on the Company's present or future consolidated financial statements.


ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         The information contained in this Form 10-QSB is intended to update the information contained in our Annual Report on Form 10-KSB for the year ended December 31, 2006 and presumes that readers have access to, and will have read, the "Management's Discussion and Analysis or Plan of Operation" and other information contained in such Form 10-KSB. The following discussion and analysis also should be read together with our consolidated financial statements and the notes to the consolidated financial statements included elsewhere in this Form 10-QSB.

         THIS DISCUSSION SUMMARIZES THE SIGNIFICANT FACTORS AFFECTING THE CONSOLIDATED OPERATING RESULTS, FINANCIAL CONDITION AND LIQUIDITY AND CASH FLOWS OF PEOPLE'S LIBERATION, INC. FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2007 AND 2006. EXCEPT FOR HISTORICAL INFORMATION, THE MATTERS DISCUSSED IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED UPON JUDGMENTS CONCERNING VARIOUS FACTORS THAT ARE BEYOND OUR CONTROL. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF, AMONG OTHER THINGS, THE FACTORS DESCRIBED BELOW UNDER THE CAPTION "CAUTIONARY STATEMENTS AND RISK FACTORS."

OVERVIEW

         We design, market and sell high-end casual apparel under the brand names "People's Liberation" and "William Rast." The majority of the merchandise we offer consists of premium denim, knits, wovens, and outerwear for men and women. In the United States, we distribute our merchandise to better department stores and boutiques, such as Nordstrom, Bloomingdales, Saks Fifth Avenue, Neiman Marcus, Lisa Klein, Lulu's Boutique and Fred Segal. Internationally, in select countries, we sell our products directly and through distributors to better department stores and boutiques, such as TNT in Canada, Jades in Germany and Harvey Nichols in the United Kingdom. We are headquartered in Los Angeles, California.

         We sell our products through our own sales force based in Los Angeles, New York, Atlanta and Dallas. Additionally, we operate showrooms in Los Angeles, New York and Atlanta with dedicated salaried and commissioned sales staff and in-house salaried sales executives in Los Angeles. We also employ customer service representatives who are assigned to key customers and provide in-house customer service support. We ship products to and invoice our United States customers directly from warehouse facilities located in or around Los Angeles, California. Under agreements with third-party warehouses, we outsource all of our finished good shipping, receiving and warehouse functions.

         People's Liberation brand products are available in Germany and Canada through our exclusive international distributors. William Rast brand products are available through our exclusive international distributors in Germany, Canada, Greece, Cyprus, and the Benelux Region of Europe, which includes Belgium, the Netherlands and Luxembourg. Our distributors purchase products at a discount for resale in their respective territories. Our distributors market, sell, warehouse and ship People's Liberation and

William Rast brand products at their expense. We anticipate growing our international distribution channels across new territories.

         We use third party contract manufacturers to produce our finished goods from facilities located primarily in Los Angeles, California. For the majority of our denim products, we purchase fabric and trim from suppliers who deliver these components directly to us to be cut, sewn, washed and finished by our contract manufacturers. For the majority of our knits and other products, our contract manufacturers purchase all components necessary to deliver finished products to us. As our sales increase, we intend to expand the number of contract manufacturers we use, both domestically and internationally, to perform some or all of the manufacturing processes required to produce finished products.

         We operate exclusively in the premium contemporary segment of the apparel industry, which is characterized by lower volume sales of higher margin products. Our future success depends in part on the continued demand by consumers for high-end casual apparel, which in recent years has contributed to a proliferation of brands such as True Religion, Seven For All Mankind, Citizens of Humanity, Theory, Rock & Republic and Joe's Jeans. We anticipate that the premium contemporary segment of the apparel industry will become increasingly competitive because of the consumer demand for apparel in this segment, as well as the high retail prices consumers are willing to spend for such goods. An increase in the number of brands competing in the premium contemporary segment of the apparel industry could result in reduced shelf space for our brands at better department stores and boutiques, our primary customers.

SIGNIFICANT DEVELOPMENTS

         On October 2, 2007, Daniel Guez, who served as our Creative Director, resigned from his position with the Company. In connection with Mr. Guez's resignation, we entered into a separation agreement and mutual release with Mr. Guez. The separation agreement provides that the certain amended and restated employment agreement dated June 19, 2007 between the Company and Mr. Guez is terminated and of no further force or effect, and that except as provided in the separation agreement, all responsibilities, duties and obligations of Mr. Guez to the Company and of the Company to Mr. Guez under the employment agreement are terminated and of no further force or effect.

         The separation agreement provides that we will pay Mr. Guez three months of his base salary of $16,667 per month, and three months of his automobile allowance of $1,200 per month. In addition, Mr. Guez and his eligible family members will continue to receive medical benefits for a period of twelve months from the date of his resignation. The separation agreement also provides that, prior to November 30, 2007, Mr. Guez will not sell or otherwise dispose of any shares of our common stock beneficially owned by him. In addition, Mr. Guez has granted us a right of first refusal to purchase any of our shares of common stock if he intends to sell in a public sale prior to the earlier of January 31, 2008 and the date when Mr. Guez beneficially owns less than 10% of our common stock then issued and outstanding.

         On October 12, 2007, Mr. Guez resigned as a member of our Board of Directors.

         On September 21, 2007, our Board of Directors appointed Kenneth Wengrod as a director to fill a vacancy on the Board. Kenneth Wengrod currently serves as President of FTC Commercial Corp., a company which he founded in 2002 and in which he continues to hold a minority equity position. FTC is a global finance commercial service company primarily focused in the apparel industry. Prior to 2002, Mr. Wengrod held various positions including Chief Financial Officer and General Manager of Meridian Textiles f/k/a Mark Fabrics, Chief Operating Officer of Rampage Clothing Co., and Senior Vice President of Barclays Commercial Corp.

         In the second quarter of 2007, our Board of Directors authorized management to take certain actions to restructure our senior management team, including the appointment of our new Chief Executive Officer and Co-Chairman of our Board of Directors, Colin Dyne, the resignation of Daniel Guez as Chief Executive Officer and his appointment as Co-Chairman of our Board of Directors, the reduction of Mr. Guez's salary, the termination of our president and the elimination of the president position within the Company, and the reduction of base salaries of our Chief Financial Officer and Chief Operating Officer.

         In July 2007, we signed an exclusive two-year distribution agreement with Fashion Deal BVBA for the distribution of all William Rast branded men's and women's denim, knit and woven apparel in Belgium, the Netherlands and Luxembourg. Fashion Deal BVBA is an exclusive importer and distributor of brand name clothing and shoes in the Benelux Region of Europe. Fashion Deal will commence marketing our William Rast apparel line with its spring/summer 2008 collection.

         In June 2007, we signed an exclusive distribution agreement with Lakis Gavalas SA for the distribution of all William Rast branded apparel in Greece and Cyprus. Lakis Gavalas is an exclusive importer and distributor of brand name clothing, accessories, leather goods, shoes, lingerie, fragrances, jewelry, home furnishings and lighting. Lakis Gavalas will commence marketing our William Rast apparel line with its spring/summer 2008 collection.

         On February 1, 2007, we entered into a consulting agreement with Akari Enterprises, LLC, a consulting firm formed and controlled by Andreas Kurz, which specializes in international expansion, licensing, retailing and branding for apparel companies. Akari Enterprises will be responsible for negotiating exclusive distribution agreements with distributors outside of the United States and will manage People's Liberation and William Rast's current international distribution relationships. Prior to forming Akari Enterprises, Mr. Kurz held several senior positions at various manufacturers, including Seven for All
Mankind, Diesel USA and Hugo Boss. The consulting agreement provides for commissions to be paid to Akari Enterprises based on a defined formula related to net international sales and terminates on December 31, 2009.

         On October 1, 2006, Bella Rose and William Rast Enterprises, an entity owned in part by Justin Timberlake, entered into operating agreements for William Rast Sourcing, LLC and William Rast Licensing, LLC, to memorialize the terms set forth in Letter Agreements entered into on or around April 27, 2005 by the two parties. William Rast Enterprises received a 50% membership interest in each of William Rast Sourcing and William Rast Licensing. Bella Rose was granted a 50% membership interest in William Rast Sourcing in exchange for assigning all of the assets and liabilities of the William Rast apparel business operated by Bella Rose to William Rast Sourcing. Bella Rose was also granted a 50% membership interest in William Rast Licensing in exchange for contributing the William Rast(TM) trademarks to William Rast Licensing. Beginning October 1, 2006, William Rast Sourcing and William Rast Licensing are consolidated under Bella Rose, a wholly-owned subsidiary of the Company. Until William Rast Enterprises has a basis in the capital of William Rast Sourcing and William Rast Licensing, losses will not be allocated to William Rast Enterprises. Instead, all losses will be recognized by Bella Rose in consolidation. Subsequently, if profits are generated by William Rast Sourcing and William Rast Licensing, then profits will not be allocated to William Rast Enterprises until previously unrecognized minority losses are fully recouped by Bella Rose. Profit allocations to William Rast Enterprises will be accounted for as a minority interest in the consolidated financial statements of the Company.

         In consideration for William Rast Enterprises entering into the operating agreements with Bella Rose on terms which give Bella Rose operational control over William Rast Sourcing and William Rast Licensing, on October 1, 2006, we issued to William Rast Enterprises 571,429 shares of our common stock, par value $0.001 per share. The common stock issued contains restrictions related to the sale or transfer of the shares, including right of first refusal and annual volume limitations. The market price of the Company's common stock on the date of issuance of the shares was $0.75. The $428,572 value of the common stock issued to William Rast Enterprises has been recorded as an intangible asset on Bella Rose's financial statements. The intangible asset is expected to have an indefinite life and will be reviewed for impairment on a quarterly basis.

         In May 2007, the limited liability company operating agreements of William Rast Sourcing, LLC and William Rast Licensing, LLC were amended and restated to reflect changes in distributions and the allocation of profits and losses among the entities members. The amended and restated operating agreements provide for minimum quarterly minority interest cash distributions to William Rast Enterprises based on net revenues, as defined in the operating agreements, generated by the companies during the applicable quarter. Effective January 1, 2007, William Rast Sourcing will pay William Rast Enterprises a minimum quarterly minority interest distribution of 6% of applicable net sales generated by William Rast Sourcing during the quarterly period, and William Rast Licensing will pay William Rast Enterprises a minimum quarterly minority interest distribution of 3% of applicable net sales generated by William Rast Licensing during the quarterly period. Minority interest distributions are to be paid 45 days following the applicable quarter.

         On November 9, 2007, the limited liability company operating agreement of William Rast Sourcing, LLC was further amended to reflect a modification of the distributions to WRE. For the calendar quarters ending June 30, 2007, September 30, 2007 and December 31, 2007, all cash distributions William Rast Sourcing, LLC is required to pay to WRE pursuant to the amended and restated Operating Agreement shall not be paid or accrued for future payment with respect to such calendar quarters.

         Total minority interest recorded for the three months ended September 30, 2007 amounted to $172,899 and represents distributions that were accrued for the calendar quarter ended June 30, 2007 that will not be paid as a result of the amendment dated November 9, 2007. Total minority interest distributions recorded in the nine months ended September 30, 2007 amounted to $113,016 and represents distributions for the calendar quarter ended March 31, 2007, which were paid in May 2007. Distributions to WRE are recorded as minority interest in our consolidated statements of operations.

         On November 13, 2007, we issued a warrant to purchase 150,000 shares of our common stock to WRE. The warrant has an exercise price of $0.40, vests immediately and has a term of five years.

CRITICAL ACCOUNTING POLICIES, JUDGMENTS AND ESTIMATES

         Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to our valuation of inventories and our allowance for uncollectible house accounts receivable, recourse factored accounts receivable and chargebacks. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

         INVENTORIES. Inventories are evaluated on a continual basis and reserve adjustments, if any, are made based on management's estimate of future sales value of specific inventory items. Reserve adjustments are made for the difference between the cost of the inventory and the estimated market value, if lower, and charged to operations in the period in which the facts that give rise to the adjustments become known. Inventories, consisting of piece goods and trim, work-in-process and finished goods, are stated at the lower of cost (first-in, first-out method) or market.

         ACCOUNTS RECEIVABLE. Factored accounts receivable balances with recourse, chargeback and other receivables are evaluated on a continual basis and allowances are provided for potentially uncollectible accounts based on management's estimate of the collectibility of customer accounts. Factored accounts receivable without recourse are also evaluated on a continual basis and allowances are provided for anticipated returns, discounts and other chargebacks based on management's estimate of the collectibility of customer accounts and historical return, discount and other chargeback rates. If the financial condition of a customer were to deteriorate, resulting in an impairment of its ability to make payments, an additional allowance may be required. Allowance adjustments are charged to operations in the period in which the facts that give rise to the adjustments become known.

         INTANGIBLE ASSETS. Intangible assets are evaluated on a continual basis and impairment adjustments are made based on management's reassessment of the useful lives related to its intangible assets with definite useful lives. Intangible assets with indefinite lives are evaluated on a continual basis and impairment adjustments are made based on management's comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. Impairment adjustments are made for the difference between the carrying value of the intangible asset and the estimated valuation and charged to operations in the period in which the facts that give rise to the adjustments become known.

         REVENUE RECOGNITION. Sales are recorded at the time of shipment, at which point title transfers to the customer, and when collection is reasonably assured.

         DEFERRED TAX ASSETS. We may record a valuation allowance to reduce our deferred tax assets to an amount that we believe is more likely than not to be realized. We consider estimated future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. If we determine that we may not realize all or part of our deferred tax assets in the future, we will make an adjustment to the carrying value of the deferred tax asset, which would be reflected as an income tax expense. Conversely, if we determine that we will realize a deferred tax asset, which currently has a valuation allowance, we would be required to reverse the valuation allowance, which would be reflected as an income tax benefit. Valuation allowance adjustments are made in the period in which the facts that give rise to the adjustments become known.

         STOCK BASED COMPENSATION. The Company adopted SAS No. 123R using the modified prospective transition method which requires the application of the accounting standards as of January 1, 2006, the first day of the Company's 2006 fiscal year. Stock-based compensation expense is recognized based on awards ultimately expected to vest on a straight-line prorated basis. The fair value of options is estimated on the date of grant using the Black-Scholes option pricing model. The valuation determined by the Black-Scholes pricing model is affected by the Company's stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and actual and projected employee stock option exercise behaviors. Stock price volatility was estimated based on a peer group of public companies and expected term was estimated using the "safe harbor" provisions provided in SAB 107.

RECENT ACCOUNTING PRONOUNCEMENTS

         See Note 13 to Notes to Consolidated Financial Statements for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

RESULTS OF OPERATIONS


     COMPARISON OF THREE MONTHS ENDED SEPTEMBER 30, 2007 AND THREE MONTHS ENDED SEPTEMBER 30, 2006

         The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

                                                 THREE MONTHS     THREE MONTHS
                                                    ENDED            ENDED
                                                 SEPTEMBER 30,    SEPTEMBER 30,
                                                     2007             2006
                                                 -------------    -------------
Net sales ....................................           100.0%           100.0%
Cost of goods sold ...........................            50.6             53.5
                                                 -------------    -------------
Gross profit .................................            49.4             46.5
Selling expenses .............................            16.4             13.0
Design and production expenses ...............            10.5             11.7
General and administrative expenses ..........            15.3             19.5
                                                 -------------    -------------
Operating income .............................             7.2%             2.3%
                                                 =============    =============

         NET SALES

                             THREE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Net Sales .......  $        6,236,671   $        5,063,724                 23.2%

         The increase in net sales for the three months ended September 30, 2007 was due to the continued growth of our William Rast apparel line, which continues to be well received by our target retailers. We commenced operations of our William Rast business in May 2005 and began shipping our products in the fourth quarter of 2005. Net sales increased approximately $1.6 million to $6.2 million in the third quarter of 2007 from $4.6 million in the second quarter of 2007. This increase was due primarily to the seasonality of our product mix.

         GROSS PROFIT

                             THREE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Gross Profit ....  $        3,081,004   $        2,353,408                 30.9%

         Gross profit consists of net sales less cost of goods sold. Cost of goods sold includes expenses primarily related to inventory purchases and contract labor, freight and overhead expenses. Overhead expenses primarily consist of third party warehouse and shipping costs. Our gross margin increased to 49.4% for the three months ended September 30, 2007 from 46.5% for the three months ended September 30, 2006. The increase in gross profit as a percentage of net sales was due to economies of scale achieved in the manufacturing process of our products, modified production processes and increased selling prices. Gross profit as a percentage of net sales increased from 48.7% for the second quarter of 2007 to 49.4% for the third quarter of 2007. This increase resulted primarily from increased sales of higher margin William Rast men's and women's denim products and decreased returns, allowances and discounts in the third quarter of 2007.

         SELLING EXPENSES

                             THREE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Selling expenses . $        1,024,594   $          655,349                 56.3%

         Selling expense for the three months ended September 30, 2007 and 2006 primarily related to tradeshow, sales commissions and salaries, promotion and marketing, travel and showroom expenses. As a percentage of net sales, selling expenses increased to 16.4% for the three months ended September 30, 2007 compared to 13.0% for the three months ended September 30, 2006. The increase in selling expense for the three months ended September 30, 2007 is attributable to our increased promotion of our brands, the opening of our New York and Atlanta showrooms and the hiring of additional salaried sales staff in Los Angeles, New York and Atlanta. Selling expenses increased approximately $311,000 to $1,025,000 (or 16.4% of net sales) in the third quarter of 2007 from $714,000 (or 15.5% of net sales) in the second quarter of 2007. This increase was due primarily to our participation in additional tradeshows in the third quarter of 2007.

         DESIGN AND PRODUCTION EXPENSES

                              THREE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Design and
  production
  expenses ......  $          651,443   $          593,756                  9.7%

         Design and production expenses for the three months ended September 30, 2007 and 2006 primarily related to design salaries and sample costs. As a percentage of net sales, design and production expenses decreased to 10.5% for the three months ended September 30, 2007 compared to 11.7% for the three months ended September 30, 2006. The increase in design and production expense in the third quarter of 2007 compared to the third quarter of 2006 is due to an increase in sample and other design costs during the quarter. Design and production expenses increased approximately $160,000 to $651,000 in the third quarter of 2007 from $491,000 in the second quarter of 2007. This increase was due to the hiring of additional salaried design staff and an increase in sample and other design costs during the third quarter of 2007.

         GENERAL AND ADMINISTRATIVE EXPENSES

                             THREE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
General and
  administrative
  expenses ......  $          956,268   $          985,810                (3.0)%

         General and administrative expenses for the three months ended September 30, 2007 and 2006 primarily related to salaries, professional fees and facility costs. As a percentage of net sales, general and administrative expenses decreased to 15.3% for the three months ended September 30, 2007 from 19.5% for three months ended September 30, 2006. The decrease in general and administrative expenses primarily related to decreased finance and administrative salaries, including a decrease in additional compensation costs related to stock option grants, offset by increased facility costs and other administrative expenses. General and administrative expenses decreased approximately $289,000 to $956,000 in the third quarter of 2007 from $1,245,000 in the second quarter of 2007. As a percentage of net sales, general and administrative expenses decreased to 15.3% in the third quarter of 2007 from 27.0% in the second quarter of 2007. Included in general and administrative expenses during the second quarter of 2007 is approximately $155,000 of severance costs related to the termination of our president on June 7, 2007. In the second quarter of 2007, our Board of Directors authorized management to take certain actions to restructure our senior management team, including the appointment of our new Chief Executive Officer and Co-Chairman of our Board of Directors, Colin Dyne, the resignation of Daniel Guez as Chief Executive Officer and his appointment as Co-Chairman of our Board of Directors, the reduction of Mr. Guez's salary, the termination of our president and the elimination of the president position within the Company, and the reduction of base salaries of our Chief Financial Officer and Chief Operating Officer. In October 2007, Mr. Guez resigned from all positions with the company, including as a member of our Board of Directors.

         INTEREST EXPENSE (INCOME)

                             THREE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Interest Expense
  (Income) ......  $           32,516   $          (14,355)           *

*  Not meaningful

         Under our factoring arrangements, we may borrow up to 85% on our factored accounts receivable and up to $1 million on our eligible inventory. Outstanding borrowings under our factoring arrangements amounted to approximately $906,000 at September 30, 2007. On October 23, 2007, our borrowing availability under our inventory financing agreement was increased to a maximum of $1.3 million. We had funds held at the factor of approximately $49,000 at September 30, 2006. We received $6.6 million of net proceeds in our private placement transaction in November 2005, which generated interest income in the third quarter of 2006.

         PROVISION FOR INCOME TAX

                             THREE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Provision for
  Income Tax ....  $            5,000   $           --                *

*  Not meaningful

         The provision for income taxes for the three months ended September 30, 2007 represents the write-down of refundable income taxes to the amount we expect to be repaid in the future. There was no provision for income taxes during the three months ended September 30, 2006. The provision for minimum state tax payments was recorded during the three months ended March 31, 2007 and 2006. The deferred tax assets at September 30, 2007 represent the amounts that management believes are more likely than not to be realized. A valuation allowance has been provided for our deferred income tax asset related to net operating loss carryforwards. As of September 30, 2007, total net operating losses available to carryforward to future periods amounted to approximately $2.2 million. At this time, we cannot determine that it is more likely than not that we will realize the future income tax benefits related to our net operating losses.

         MINORITY INTEREST

                             THREE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Minority
  Interest ......  $          172,899   $           --                *

*  Not meaningful

         Effective January 1, 2007, William Rast Sourcing will pay its member, William Rast Enterprises, a minimum quarterly minority interest distribution of 6% of applicable net sales generated by William

Rast Sourcing during the quarterly period, and William Rast Licensing will pay its member, William Rast Enterprises, a minimum quarterly minority interest distribution of 3% of applicable net sales generated by William Rast Licensing during the quarterly period. On November 9, 2007, the limited liability company operating agreement of William Rast Sourcing, LLC was further amended to reflect a modification of the distributions to William Rast Enterprises. For the calendar quarters ending June 30, 2007, September 30, 2007 and December 31, 2007, all cash distributions William Rast Sourcing, LLC is required to pay to William Rast Enterprises pursuant to the amended and restated operating agreement shall not be paid or accrued for future payment with respect to such calendar quarters. Total minority interest recorded for the three months ended September 30, 2007 amounted to $172,899 and represents distributions that were accrued for the calendar quarter ended June 30, 2007 that will not be paid as a result of the amendment dated November 9, 2007. There was no minority interest recorded during the three months ended September 30, 2006.

         NET INCOME

                             THREE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Net income ......  $          598,008   $          132,848                350.1%

         Our increase in net income is due primarily to increased net sales, gross profit and a reduction in general and administrative expenses, offset by increased selling, design and production expenses, as discussed above. Our net income as a percentage of net sales for the three months ended September 30, 2007 increased to 9.6% as compared to 2.6% for the three months ended September 30, 2006. Net income increased to approximately $598,000 in the third quarter of 2007 compared to a net loss of $397,000 in the second quarter of 2007. The increase in net income in the third quarter of 2007 compared to a net loss in the second quarter of 2007 was due primarily to increased sales and gross margin and a reduction in minority interest and general and administrative expenses, offset by increased selling and design and production expenses during the three months ended September 30, 2007.

         COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 2007 AND NINE MONTHS ENDED SEPTEMBER 30, 2006

         The following table presents consolidated statement of operations data for each of the periods indicated as a percentage of revenues.

                                               NINE MONTHS ENDED SEPTEMBER 30,
                                               -------------------------------
                                                   2007               2006
                                               -------------     -------------
Net sales ....................................         100.0%            100.0%
Cost of goods sold ...........................          52.1              56.9
                                               -------------     -------------
Gross profit .................................          47.9              43.1
Selling expenses .............................          17.9              12.5
Design and production expenses ...............          11.4              15.0
General and administrative expenses ..........          23.8              21.0
                                               -------------     -------------
Operating loss ...............................          (5.2)%            (5.4)%
                                               =============     =============

         NET SALES

                              NINE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Net Sales .......  $       14,659,987   $       11,529,799                 27.1%

         The increase in net sales for the nine months ended September 30, 2007 was due to the continued growth of our William Rast apparel line, which continues to be well received by our target retailers. We commenced operations of our William Rast business in May 2005 and began shipping our products in the fourth quarter of 2005.

         GROSS PROFIT

                              NINE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Gross Profit ....  $        7,025,419   $        4,966,024                 41.5%

         Our gross margin increased to 47.9% for the nine months ended September 30, 2007 from 43.1% for the nine months ended September 30, 2006. The increase in gross profit as a percentage of net sales was due to economies of scale achieved in the manufacturing process of our products, modified production processes and increased selling prices. We will continue to seek out manufacturers, suppliers and other vendors with competitive pricing for quality products and services in an effort to continue to improve our gross margin.

         SELLING EXPENSES

                              NINE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Selling expenses . $        2,626,622   $        1,442,768                 82.1%

         As a percentage of net sales, selling expenses increased to 17.9% for the nine months ended September 30, 2007 compared to 12.5% for the nine months ended September 30, 2006. The increase in selling expense for the nine months ended September 30, 2007 is attributable to our increased promotion of our brands, the opening of our New York and Atlanta showrooms and the hiring of additional salaried sales staff in Los Angeles, New York and Atlanta. We also participated in additional tradeshows during the nine months ended September 30, 2007 that we did not participate in during the same period in 2006.

         DESIGN AND PRODUCTION EXPENSES

                              NINE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Design and
  production
  expenses ......  $        1,664,417   $        1,732,418                (3.9)%

         Design and production expenses decreased during the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006 due to a reduction in sample costs as we have decreased the amount of individual clothing items offered in our product lines. As a percentage of net sales, design and production expenses decreased to 11.4% for the nine months ended September 30, 2007 compared to 15.0% for the nine months ended September 30, 2006.

         GENERAL AND ADMINISTRATIVE EXPENSES

                              NINE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
General and
  administrative
  expenses ......  $        3,496,753   $        2,415,346                 44.8%

         As a percentage of net sales, general and administrative expenses increased to 23.8% for the nine months ended September 30, 2007 from 21.0% for the nine months ended September 30, 2006. The increase in general and administrative expenses primarily related to increased professional fees, including fees related to public company reporting requirements, and the hiring of additional management personnel including our former president, other finance and administrative employees, and additional compensation costs, including costs related to stock option grants, and an increase in our allowance for doubtful accounts. Included in general and administrative expenses during the nine months ended September 30, 2007 is approximately $155,000 of severance costs related to the termination of our president on June 7, 2007. In the second quarter of 2007, our Board of Directors authorized management to take certain actions to restructure our senior management team, including the appointment of our new Chief Executive Officer and Co-Chairman of our Board of Directors, Colin Dyne, the resignation of Daniel Guez as Chief Executive Officer and his appointment as Co-Chairman of our Board of Directors, the reduction of Mr. Guez's salary, the termination of our president and the elimination of the president position within the Company, and the reduction of base salaries of our Chief Financial Officer and Chief Operating Officer. In October 2007, Mr. Guez resigned from all positions with the company, including as a member of our Board of Directors.

         INTEREST EXPENSE (INCOME)

                               NINE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Interest
  Expense
  (Income) ......  $           58,369   $          (55,886)           *

*  Not meaningful

         Under our factoring arrangements, we may borrow up to 85% on our factored accounts receivable and up to $1 million on our eligible inventory. Outstanding borrowings under our factoring arrangements amounted to approximately $906,000 at September 30, 2007. On October 23, 2007, our borrowing availability under our inventory financing agreement was increased to a maximum of $1.3 million. We had funds held at the factor of approximately $49,000 at September 30, 2006. We received $6.6 million of net proceeds in our private placement transaction in November 2005, which generated interest income during the nine months ended September 30, 2006.

         PROVISION FOR INCOME TAX

                              NINE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Provision for
  Income Tax ....  $            8,200   $            1,600            *

*  Not meaningful

         The provision for income taxes for the nine months ended September 30, 2007 represents the minimum tax payments due for state purposes and the write-down of refundable income taxes to the amount we expect to be repaid in the future. The provision for income taxes for the nine months ended September 30, 2006 represents the minimum tax payments due for state purposes. The deferred tax assets at September 30, 2007 represent the amounts that management believes are more likely than not to be realized. A valuation allowance has been provided for our deferred income tax asset related to net operating loss carryforwards. As of September 30, 2007, total net operating losses available to carryforward to future periods amounted to approximately $2.2 million. At this time, we cannot determine that it is more likely than not that we will realize the future income tax benefits related to our net operating losses.

         MINORITY INTEREST

                              NINE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Minority
  Interest ......  $         (113,017)  $            --                *

*  Not meaningful

         Effective January 1, 2007, William Rast Sourcing will pay its member, William Rast Enterprises, a minimum quarterly minority interest distribution of 6% of applicable net sales generated by William

Rast Sourcing during the quarterly period, and William Rast Licensing will pay its member, William Rast Enterprises, a minimum quarterly minority interest distribution of 3% of applicable net sales generated by William Rast Licensing during the quarterly period. On November 9, 2007, the limited liability company operating agreement of William Rast Sourcing, LLC was further amended to reflect a modification of the distributions to William Rast Enterprises. For the calendar quarters ending June 30, 2007, September 30, 2007 and December 31, 2007, all cash distributions William Rast Sourcing, LLC is required to pay to William Rast Enterprises pursuant to the amended and restated operating agreement shall not be paid or accrued for future payment with respect to such calendar quarters. Total minority interest distributions recorded in the nine months ended September 30, 2007 amounted to $113,016 and represents distributions for the calendar quarter ended March 31, 2007, which were paid in May 2007. There was no minority interest recorded during the nine months ended September 30, 2006.

         NET LOSS

                              NINE MONTHS ENDED
                   ---------------------------------------
                   SEPTEMBER 30, 2007   SEPTEMBER 30, 2006     PERCENT CHANGE
                   ------------------   ------------------   ------------------
Net loss ........  $         (821,515)  $         (570,232)                44.1%

         Our increase in net loss is due primarily to increased operating expenses and minority interest, offset by increased net sales, gross profit and other income, as discussed above. Our net loss as a percentage of net sales for the nine months ended September 30, 2007 increased to 5.6% as compared to 4.9% of net sales for the nine months ended September 30, 2006.

LIQUIDITY AND CAPITAL RESOURCES

         As of September 30, 2007, we had cash and cash equivalents of approximately $614,000, a working capital balance of approximately $4.4 million and $2.6 million of availability from our factor. Our September 30, 2007 cash balance resulted from cash generated from operations, borrowings from our factor and proceeds from our private placement of common stock. As of September 30, 2007, advances from our factor totaled approximately $906,000. Pursuant to a private placement transaction with various investors that closed on September 28, 2007, we sold our common stock and received approximately $441,000 in net proceeds after legal and other expenses. On November 2, 2007, we sold additional shares of our common stock for net proceeds of $80,000 to another investor under the same terms and conditions. As of September 30, 2006, we had cash and cash equivalents of approximately $1.3 million plus approximately $49,000 of funds held at the factor, and a working capital balance of approximately $4.9 million. Our September 30, 2006 cash balance resulted primarily from 2005 financing activities. Pursuant to a private placement transaction with institutional investors and other high net worth individuals that closed on November 23, 2005, we sold series A convertible preferred stock and received $6.6 million in net proceeds after broker commissions and expense and accounting, legal and other expenses.

         We believe that our existing cash and cash equivalents and anticipated cash flows from our operating activities and pursuant to our factoring arrangements, including availability under our inventory facility, should be sufficient to fund our minimum working capital and capital expenditure needs for at least the next twelve months. However, we are currently evaluating various financing strategies to be used to expand our business and fund future growth. The extent of our future capital requirements will depend on many factors, including our results of operations. If our cash from operations is less than anticipated or our working capital requirements or capital expenditures are greater than we expect, or if we expand our business by acquiring or investing in additional brands, we may need to raise additional debt or equity financing within the next twelve months. There can be no assurance that additional debt or equity financing will be available on acceptable terms or at all. We currently do not have any material commitments for capital expenditures.

         CASH FLOWS

         We currently satisfy our working capital requirements primarily through borrowings from our factor, cash flows generated from operations and proceeds from the private placement of our common stock. For the nine months ended September 30, 2007, we had a net increase in cash of approximately $552,000. Cash flows from operating, financing and investing activities for the nine months ended September 30, 2007 and 2006 are summarized in the following table:

                                                             NINE MONTHS
                                                          ENDED SEPTEMBER 30,
                                                     --------------------------
ACTIVITY:                                                2007           2006
                                                     -----------    -----------
Operating activities .............................   $   398,000    $(2,616,000)
Investing activities .............................      (287,000)      (566,000)
Financing activities .............................       441,000           --
                                                     -----------    -----------
Net increase (decrease) in cash and cash
  equivalents ....................................   $   552,000    $(3,182,000)
                                                     ===========    ===========

         OPERATING ACTIVITIES

         Net cash provided by operating activities was approximately $398,000 for the nine months ended September 30, 2007. Net cash used in operating activities was approximately $2,616,000 for the nine months ended September 30, 2006. Cash provided by operating activities for the nine months ended September 30, 2007 resulted primarily from decreased receivables, offset by a net loss of approximately $822,000, increased inventories and decreased accounts payable and accrued expenses. Cash used in operating activities for the nine months ended September 30, 2006 resulted primarily from a net loss of approximately $570,000 and increased receivables and inventories.

         INVESTING ACTIVITIES

         Net cash used in investing activities was approximately $287,000 and $566,000 for the nine months ended September 30, 2007 and 2006, respectively. Net cash used in investing activities for the nine months ended September 30,
2007 consisted of capital expenditures primarily for computer equipment and software and trademark costs. Net cash used in investing activities for the nine months ended September 30, 2006 consisted of capital expenditures primarily for computer software, office equipment, furniture and fixtures, leasehold improvements and trademark costs.

         FINANCING ACTIVITIES

         Net cash provided by financing activities for the nine months ended September 30, 2007 reflects proceeds from a private placement of our common stock. On September 28, 2007, we sold our common stock and received approximately $441,000 in net proceeds after legal and other expenses pursuant to a private placement transaction with various investors. There were no financing activities during the nine months ended September 30, 2006.

         FACTORING AGREEMENTS

         Pursuant to the terms of our factoring agreements, the factor purchases our eligible accounts receivable and assumes the credit risk with respect to those accounts for which the factor has given its prior approval. If the factor does not assume the credit risk for a receivable, the collection risk associated with the receivable remains with us. We pay a fixed commission rate and may borrow up to 85% of eligible accounts receivable. Interest is charged at prime plus 1%. As of September 30, 2007 and 2006, total factored accounts receivable included in due from factor amounted to approximately $2,973,000 and $2,845,000, respectively. Outstanding advances as of September 30, 2007 amounted to approximately $906,000, and are included in the due from factor balance. Matured funds held by the factor amounted to approximately $49,000 as of September 30, 2006. On October 1, 2006, we increased our borrowing capacity under our factoring agreements to include inventory financing agreements pursuant to which we may borrow up to 50% of our eligible inventory (as defined in the agreement), up to a maximum of $1 million. On October 23, 2007, our borrowing availability under our inventory financing agreement was increased to a maximum of $1.3 million. Interest is charged at prime plus 1%. As of September 30, 2007, there were no outstanding borrowings under these inventory financing agreements.

CONTRACTUAL OBLIGATIONS AND OFF-BALANCE SHEET ARRANGEMENTS

         The following summarizes our contractual obligations at September 30, 2007 and the effects such obligations are expected to have on liquidity and cash flows in future periods:

                                            Payments Due by Period
                            ----------------------------------------------------
                                       Less than    1-3        4-5       After
  Contractual Obligations     Total     1 Year     Years      Years     5 Years
--------------------------- --------   --------   --------   --------   --------
Operating leases .......... $518,891   $385,695   $133,196   $   --     $   --
Employment agreements ..... $136,971   $130,482   $  6,489   $   --     $   --
                            --------   --------   --------   --------   --------
   Total .................. $655,862   $516,177   $139,685   $   --     $   --

         At September 30, 2007 and September 30, 2006, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

         Under the terms of our operating agreements, we are required to make minimum quarterly minority interest cash distributions to the minority shareholder of our two subsidiaries, William Rast Sourcing, LLC and William Rast Licensing, LLC. Minimum quarterly minority interest cash distributions paid to William Rast Enterprises are based on net revenues, as defined in the operating agreements, generated by our subsidiaries, William Rast Sourcing and William Rast Licensing, during the applicable quarter. Effective January 1, 2007, William Rast Sourcing will pay William Rast Enterprises a minimum quarterly minority interest distribution of 6% of applicable net sales generated by William Rast Sourcing during the quarterly period, and William Rast Licensing will pay William Rast Enterprises a minimum quarterly minority interest distribution of 3% of applicable net sales generated by William Rast Licensing during the quarterly period.

         Factored accounts receivable may subject us to off-balance sheet risk. We sell the majority of our trade accounts receivable to a factor and are contingently liable to the factor for merchandise disputes and other customer claims. Factored accounts receivable with recourse amounted to $126,000 as of September 30, 2007.

                     CAUTIONARY STATEMENTS AND RISK FACTORS

         Several   of  the   matters   discussed   in  this   document   contain
forward-looking statements that involve risks and uncertainties. Factors associated with the forward-looking statements that could cause actual results to differ materially from those projected or forecast are included in the statements below. In addition to other information contained in this report, readers should carefully consider the following cautionary statements.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY AND HAVE EXPERIENCED OPERATING LOSSES MAKING IT DIFFICULT TO EVALUATE WHETHER WE WILL OPERATE PROFITABLY.

         Both of our subsidiaries, Versatile Entertainment, Inc. and Bella Rose, LLC, were recently formed. Versatile was established in April 2001 to design, market, and distribute high-end casual apparel and commenced operation of its People's Liberation business in July 2004. Versatile began shipping its products in the fourth quarter of 2004. Prior to July 2004, Versatile received commission and other income from various consulting arrangements provided by Daniel Guez. Bella Rose was formed in May of 2005, to design, market, and distribute high-end casual apparel under the brand name "William Rast." Bella Rose began shipping its products in the fourth quarter of 2005. Because our subsidiaries only recently commenced their principal operations, we do not have a meaningful historical record of sales and revenues nor an established business track record. While we believe that we have the opportunity to be successful in the premium contemporary segment of the apparel industry, there can be no assurance that we will be successful in accomplishing our business initiatives, or that we will be able to achieve any significant levels of revenues or net income, from the sale of our products.

         Unanticipated problems, expenses and delays are frequently encountered in increasing production and sales and developing new products, especially in the current stages of our business. Our ability to continue to successfully develop, produce and sell our products and to generate significant operating revenues will depend on our ability to, among other matters:

         - successfully market, distribute and sell our products or enter into agreements with third parties to perform these functions on our behalf; and

         -        obtain the financing required to implement our business plan.

         Given our limited operating history, lack of long-term sales history and other sources of revenue, there can be no assurance that we will be able to achieve any of our goals and develop a sufficiently large customer base to be profitable.

OUR WILLIAM RAST CLOTHING LINE IS ENDORSED BY JUSTIN TIMBERLAKE,  AND SHOULD OUR
RELATIONSHIP  WITH  MR.  TIMBERLAKE   DETERIORATE,   OUR  PROFITABILITY  MAY  BE
NEGATIVELY IMPACTED.

         Two of our consolidated subsidiaries, which we own with an entity controlled by Justin Timberlake have the exclusive rights to manufacture clothing and accessories under the William Rast tradename. Mr. Timberlake has agreed to publicly promote and endorse the William Rast brand, and we manage the companies and are responsible for funding the costs of their operation up to a maximum amount. In the event that our relationship with Mr. Timberlake deteriorates, Mr. Timberlake may refuse to directly or indirectly promote our William Rast brand, which could reduce the acceptance of our William Rast brand in the marketplace and consequently harm our sales and profitability.

WE RELY  ON A  CONSULTANT  TO  LOCATE  INTERNATIONAL  DISTRIBUTORS  TO SELL  OUR
PRODUCTS.

         Internationally, we sell our products primarily through distributors in Canada, Germany, the United Kingdom, Greece, Cyprus, and the Benelux Region of Europe, which includes Belgium, the Netherlands and Luxembourg. We are party to an agreement with a consultant who is responsible for negotiating exclusive distribution agreements with distributors outside of the United States. The consultant also manages People's Liberation and William Rast's current international distribution relationships. In exchange for his exclusive services to us, the consultant is paid a percentage of all our net sales to customers outside of the United States. In the event the consultant fails to successfully promote and sell our brands outside of the United States, our ability to locate and enter into distribution agreements with international distributors will be limited until the agreement with the consultant is terminated, as we have agreed not to engage another party to provide similar services to those provided by the consultant during the term of the agreement. This could also negatively impact our growth and future profitability. Also, in the event that the consultant and/or our international distributors fail to successfully market and sell our products, the reputation of our brands could be negatively impacted, and our sales and profitability would decline.

WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE.

         We may not be able to fund our future growth or react to competitive pressures if we lack sufficient funds. Currently, we believe that we have sufficient cash on hand and through our factor to fund existing operations for the foreseeable future. However, in the future, we may need to raise additional funds through equity or debt financings or collaborative relationships, including in the event that we lose our relationship with our factor. This additional funding may not be available or, if available, it may not be available on economically reasonable terms. The extent of our future capital requirements will depend on many factors, including our results of operations. If our cash from operations is less than anticipated or our working capital requirements or capital expenditures are greater than we expect, or if we expand our business by acquiring or investing in additional brands, we may need to raise additional debt or equity financing within the next twelve months. In addition, any additional funding may result in significant dilution to existing shareholders. If adequate funds are not available, we may be required to curtail our operations or obtain funds through collaborative partners that may require us to release material rights to our products.

FAILURE TO MANAGE OUR GROWTH AND EXPANSION COULD IMPAIR OUR BUSINESS.

         We believe that we are poised for significant growth for the remainder of 2007. No assurance can be given that we will be successful in maintaining or increasing our sales in the future. Any future growth in sales will require additional working capital and may place a significant strain on our management, management information systems, inventory management, sourcing capability, distribution facilities and receivables management. Any disruption in our order processing, sourcing or distribution systems could cause orders to be shipped late, and under industry practices, retailers generally can cancel orders or refuse to accept goods due to late shipment. Such cancellations and returns would result in a reduction in revenue, increased administrative and shipping costs, a further burden on our distribution facilities and also adversely impact our relations with retailers.

WE OPERATE IN A SEASONAL BUSINESS, AND OUR FAILURE TO TIMELY DELIVER PRODUCTS TO MARKET WILL NEGATIVELY IMPACT OUR PROFITABILITY.

         The apparel industry is a seasonal business in which our financial success is largely determined by seasonal events such as the commencement of the school year and holiday seasons. In the event that we are unable to supply our products to the marketplace in a timely manner as a consequence of manufacturing delays, shipping delays, or other operational delays, our sales and profitability will be negatively impacted.

OUR OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY.

         Management expects that we will experience substantial variations in our net sales and operating results from quarter to quarter. We believe that the factors which influence this variability of quarterly results include:

         -        the timing of our introduction of new product lines;

         -        the level of consumer acceptance of each new product line;

         - general economic and industry conditions that affect consumer spending and retailer purchasing;

         -        the availability of manufacturing capacity;

         -        the timing of trade shows;

         -        the product mix of customer orders;

         -        the return of defective merchandise;

         - the timing of the placement or cancellation of customer orders;

         -        transportation delays;

         -        quotas and other regulatory matters;

         -        the occurrence of charge backs in excess of reserves; and

         - the timing of expenditures in anticipation of increased sales and actions of competitors.

         As a result of fluctuations in our revenue and operating expenses that may occur, management believes that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our stock price could fluctuate significantly or decline.

THE FINANCIAL CONDITION OF OUR CUSTOMERS COULD AFFECT OUR RESULTS OF OPERATIONS.

         Certain retailers, including some of our customers, have experienced in the past, and may experience in the future, financial difficulties, which increase the risk of extending credit to such retailers and the risk that financial failure will eliminate a customer entirely. These retailers have attempted to improve their own operating efficiencies by concentrating their purchasing power among a narrowing group of vendors. There can be no assurance that we will remain a preferred vendor for our existing customers. A decrease in business from or loss of a major customer, such as one customer that accounted for 33.0% of our net sales for the nine months ended September 30, 2007 and two customers that accounted for 27.9% and 10.6% of our net sales for the year ended December 31, 2006, could have a material adverse effect on the results of our operations. There can be no assurance that our factor will approve the extension of credit to certain retail customers in the future. If a customer's credit is not approved by the factor or sales to a customer exceed the factor's imposed limits, we could assume the collection risk on sales to the customer.

OUR BUSINESS IS SUBJECT TO RISKS ASSOCIATED WITH IMPORTING PRODUCTS.

         A portion of our import operations are subject to tariffs imposed on imported products and quotas imposed by trade agreements. In addition, the countries into which our products are imported may from time to time impose additional new duties, tariffs or other restrictions on their imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers' failure to comply with customs or similar laws, could harm our business. We cannot assure that future trade agreements will not provide our competitors with an advantage over us, or increase our costs, either of which could have an adverse effect on our business and financial condition.

         Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, and the activities and regulations of the World Trade Organization. Generally, these trade agreements benefit our business by reducing or eliminating the duties assessed on products or other materials manufactured in a particular country. However, trade agreements can also impose requirements that adversely affect our business, such as limiting the countries from which we can purchase raw materials and setting duties or restrictions on products that may be imported into the United States from a particular country.

         Our ability to import raw materials in a timely and cost-effective manner may also be affected by problems at ports or issues that otherwise affect transportation and warehousing providers, such as labor disputes. These problems could require us to locate alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

OUR DEPENDENCE ON INDEPENDENT MANUFACTURERS AND SUPPLIERS OF RAW MATERIALS REDUCES OUR ABILITY TO CONTROL THE MANUFACTURING PROCESS, WHICH COULD HARM OUR SALES, REPUTATION AND OVERALL PROFITABILITY.

         We depend on independent contract manufacturers and suppliers of raw materials to secure a sufficient supply of raw materials and maintain sufficient manufacturing and shipping capacity in an environment characterized by declining prices, labor shortage, continuing cost pressures and increased demands for product innovation and speed-to-market. This dependence could subject us to difficulty in obtaining timely delivery of products of acceptable quality. In addition, a contractor's failure to ship products to us in a timely manner or failure to meet the required quality standards could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders, any of which could harm our sales, reputation and overall profitability.

         For the nine months ended September 30, 2007, five contractors accounted for approximately 61% of our purchases. For the year ended December 31, 2006, four contractors accounted for approximately 52% of our purchases. We do not have long-term contracts with any of our independent contractors, and any of these contractors may unilaterally terminate their relationship with us at any time. While management believes that there exists an adequate supply of contractors to provide products and services to us, to the extent that we are not able to secure or maintain relationships with independent contractors that are able to fulfill our requirements, our business would be harmed.

         We do not control our contractors or their labor practices. The violation of federal, state or foreign labor laws by one of our contractors could subject us to fines and result in our goods that are manufactured in violation of such laws being seized or their sale in interstate commerce being prohibited. To date, we have not been subject to any sanctions that, individually or in the aggregate, have had a material adverse effect on our business, and we are not aware of any facts on which any such sanctions could be based. There can be no assurance, however, that in the future we will not be subject to sanctions as a result of violations of applicable labor laws by our contractors, or that such sanctions will not have a material adverse effect on our business and results of operations.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

         The loss of or inability to enforce the trademarks "William Rast" and "People's Liberation" and our other proprietary designs, know-how and trade secrets could adversely affect our business. If any third party independently develops similar products to ours or manufactures knock-offs of our products, it may be costly to enforce our rights and we would not be able to compete as effectively. Additionally, the laws of foreign countries may provide inadequate protection of intellectual property rights, making it difficult to enforce such rights in those countries.

         We may need to bring legal claims to enforce or protect our intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources. In addition, notwithstanding our rights we have secured in our intellectual property, third parties may bring claims against us alleging that we have infringed on their intellectual property rights or that our intellectual property rights are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate and therefore could have an adverse affect on our business.

THE LOSS OF CHIEF EXECUTIVE OFFICER, COLIN DYNE, WOULD HAVE AN ADVERSE EFFECT ON OUR FUTURE DEVELOPMENT AND COULD SIGNIFICANTLY IMPAIR OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES.

         Our success is largely dependent upon the expertise and knowledge of our Chief Executive Officer, Colin Dyne, who we rely upon to formulate our business strategy. As a result of the unique skill set and responsibilities of Mr. Dyne, the loss of Mr. Dyne would have a material adverse effect on our business, development, financial condition, and operating results. We do not maintain "key person" life insurance on any of our management, including Mr. Dyne.

THE  REQUIREMENTS  OF  THE  SARBANES-OXLEY   ACT,  INCLUDING  SECTION  404,  ARE
BURDENSOME, AND OUR FAILURE TO COMPLY WITH THEM COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS AND STOCK PRICE.

      Effective internal control over financial reporting is necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal control over financial reporting beginning with our annual report on Form 10-KSB for the fiscal year ending December 31, 2007. Our independent registered public accounting firm will need to annually attest to our evaluation, and issue their own opinion on our internal control over financial reporting beginning with our annual report on Form 10-KSB for the fiscal year ending December 31, 2008. We are preparing for compliance with Section 404 by strengthening, assessing and testing our system of internal control over financial reporting to provide the basis for our report. The process of strengthening our internal control over financial reporting and complying with
Section 404 is expensive and time consuming, and requires significant management attention. We cannot be certain that the measures we are undertaking will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal control over financial reporting that we will need will become more complex, and significantly more resources will be required to ensure our internal control over financial reporting remains effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness in our internal control over financial reporting, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors' confidence in our financial statements and harm our stock price. In addition, non-compliance with
Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on one of the Nasdaq Stock Markets or national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

                          RISKS RELATED TO OUR INDUSTRY

OUR SALES ARE HEAVILY INFLUENCED BY GENERAL ECONOMIC CYCLES.

         Apparel is a cyclical industry that is heavily dependent upon the overall level of consumer spending. Purchases of apparel and related goods tend to be highly correlated with cycles in the disposable income of our customers. Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders. As a result, any substantial deterioration in general economic conditions, increases in interest rates, acts of war, terrorist or political events that diminish consumer spending and confidence in any of the regions in which we compete, could reduce our sales and adversely affect our businesses and financial condition.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO OVERCOME A VARIETY OF COMPETITIVE CHALLENGES.

         We operate our business in the premium contemporary segment of the apparel industry. Currently, our competitors include companies and brands such as True Religion, Seven For All Mankind, Citizens of Humanity, Theory, Rock & Republic and Joe's Jeans. We face a variety of competitive challenges including:

         - anticipating and quickly responding to changing consumer demands that are dictated in part by fashion and season;

         - developing innovative, high-quality products in sizes and styles that appeal to consumers;

         - competitively pricing our products and achieving customer perception of value; and

         - the need to provide strong and effective marketing support to maintain our brand image.

         Our ability to anticipate and effectively respond to these competitive challenges depends in part on our ability to attract and retain key personnel in our design, merchandising and marketing staff. Competition for these personnel is intense, and we cannot be sure that we will be able to attract and retain a sufficient number of qualified personnel in future periods. In addition, our competitors may have greater financial resources than we do which could limit our ability to respond quickly to market demands. In the event that we are not successful in addressing the competitive challenges we face, we could lose market share to our competitors and consequently our stock price could be negatively impacted.

                        RISKS RELATED TO OUR COMMON STOCK

SINCE TRADING ON THE OTC BULLETIN BOARD MAY BE SPORADIC, YOU MAY HAVE DIFFICULTY RESELLING YOUR SHARES OF OUR COMMON STOCK

         In the past, our trading price has fluctuated as the result of many factors that may have little to do with our operations or business prospects. In addition, because the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or the Nasdaq Stock Market, Inc., you may have difficulty reselling any of our common shares.

WE HAVE A LIMITED TRADING VOLUME AND SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE.

         To date, we have had a very limited trading volume in our common stock. For instance, for the year ended December 31, 2006, 1.5 million shares of our common stock were traded and for the nine months ended September 30, 2007, approximately 5.3 million shares of our common stock were traded. As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered. In addition, our registration statement on Form SB-2 (as amended) is now effective. As a result, a substantial number of our shares of common stock became available for immediate resale. Sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under Rule 144 or otherwise, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the sale of our securities.

OUR COMMON STOCK PRICE IS HIGHLY VOLATILE.

         The market price of our common stock is likely to be highly volatile as the stock market in general has been highly volatile.

         Factors that could cause such volatility in our common stock may include, among other things:

         - actual or anticipated fluctuations in our quarterly operating results;

         -        changes in financial estimates by securities analysts;

         -        conditions or trends in our industry; and

         -        changes  in  the  market   valuations   of  other   comparable
                  companies.

WE DO NOT FORESEE PAYING DIVIDENDS IN THE NEAR FUTURE.

         We have not paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future.

OUR OFFICERS AND DIRECTORS, AND OUR FOUNDER, DANIEL GUEZ, OWN A SIGNIFICANT PORTION OF OUR COMMON STOCK, WHICH COULD LIMIT OUR STOCKHOLDERS' ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS.

         Our officers and directors and their affiliates own approximately 24.7% of our outstanding voting shares as of October 16, 2007. In addition, Daniel Guez, our founder and a former officer and director, owns approximately 32% of our outstanding voting shares as of October 16, 2007. As a result, our officers and directors, and Mr. Guez, are able to exert influence over the outcome of any matters submitted to a vote of the holders of our common stock, including the election of our Board of Directors. The voting power of these stockholders could also discourage others from seeking to acquire control of us through the purchase of our common stock, which might depress the price of our common stock.

ITEM 3.  CONTROLS AND PROCEDURES.

         EVALUATION OF CONTROLS AND PROCEDURES

         Members of the Company's management, including our Chief Executive Officer, Colin Dyne, and Chief Financial Officer, Darryn Barber, have evaluated the effectiveness of our disclosure controls and procedures, as defined by paragraph (e) of Exchange Act Rules 13a-15 or 15d-15, as of September 30, 2007, the end of the period covered by this report. Based upon that evaluation, Messrs. Dyne and Barber concluded that our disclosure controls and procedures were effective as of September 30, 2007, the end of the period covered by this report.

         CHANGES IN CONTROLS AND PROCEDURES

         There were no changes during the three month period ended September 30, 2007 in our internal control or in other factors known to the Chief Executive Officer or the Chief Financial Officer that materially effected, or are reasonably likely to materially effect, our internal control over financial reporting.

                                     PART II
                                OTHER INFORMATION

ITEM 2.  UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

         ISSUANCE OF WARRANT TO EUROPLAY CAPITAL ADVISORS

         Effective October 1, 2007, we entered into a consulting agreement with Europlay Capital Advisors, LLC. Under the terms of the consulting agreement, Europlay Capital Advisors will be our exclusive financial advisor to raise capital and provide other financial advisory and investment banking services to us for a term of one year. Europlay Capital Advisors will receive a fee for the successful completion of a financing transaction or acquisition at a negotiated rate. In conjunction with the consulting agreement, we issued to Europlay Capital Advisors a warrant to purchase 250,000 shares of our common stock at an exercise price of $0.50 per share. The warrant vests over the term of the consulting agreement and has a term of five years. No proceeds were received by the company as a result of the warrant issuance.

         No registration statement covering the warrant and the shares of common stock underlying the warrant has been filed with the United States Securities and Exchange Commission or with any state securities commission. The warrant, and the shares of common stock underlying the warrant, may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. In issuing the warrant without registration under the Securities Act, we relied upon one or more of the exemptions from registration contained in Sections 4(2) of the Securities Act, and in Regulation D promulgated thereunder, as the warrant was issued to an accredited investor, without a view to distribution, and was not issued through any general solicitation or advertisement.

         SALE OF COMMON STOCK IN PRIVATE PLACEMENT

         On November 2, 2007, we sold an aggregate of 160,000 shares of our common stock, par value $0.001 per share (the "Shares"), at $0.50 per share (the "Purchase Price") for gross proceeds of $80,000 to Thomas Nields, our Chief
Operating Officer (the "Investor") pursuant to the terms of a subscription agreement entered into with Mr. Nields on that same date (the "Subscription Agreement"). We intend to use the net proceeds received in the offering for general working capital purposes.

         No registration statement covering the Shares has been filed with the United States Securities and Exchange Commission or with any state securities commission. The Shares may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. In issuing the Shares without registration under the Securities Act, we relied upon one or more of the exemptions from registration contained in Sections 4(2) of the Securities Act, and in Regulation D promulgated thereunder, as the Shares were sold to an accredited investor, without a view to distribution and were not sold through any general solicitation or advertisement.

         ISSUANCE OF WARRANT TO WILLIAM RAST ENTERPRISES, LLC

         On November 13, 2007, we issued a warrant to purchase 150,000 shares of our common stock to William Rast Enterprises, LLC. The warrant has an exercise price of $0.40, vests immediately and has a term of five years. No proceeds were received by us as a result of the warrant issuance.

         No registration statement covering the warrant and the shares of common stock underlying the warrant has been filed with the United States Securities and Exchange Commission or with any state securities commission. The warrant, and the shares of common stock underlying the warrant, may not be offered or sold in the United States unless they are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. In issuing the warrant without registration under the Securities Act, we relied upon one or more of the exemptions from registration contained in Sections 4(2) of the Securities Act, and in Regulation D promulgated thereunder, as the warrant was issued to an accredited investor, without a view to distribution, and was not issued through any general solicitation or advertisement.

ITEM 6.  EXHIBITS

The following exhibits are filed as part of this report:

EXHIBIT
NUMBER                              EXHIBIT TITLE
-------  -----------------------------------------------------------------------
10.1 Separation Agreement dated October 5, 2007, by and between People's Liberation, Inc. and Daniel S. Guez. Incorporated by reference to the Company's current report on Form 8-K (File No. 000-16075) filed with the Securities and Exchange Commission on October 9, 2007.

10.2 Form of Subscription Agreement by and between People's Liberation and the investor identified on the signature page thereto.

10.3 Registration Rights Agreement dated September 28, 2007, by and among People's Liberation and the investors identified on the signature pages thereof.

10.4 Form of Warrant issued to Europlay Capital Advisors, LLC, dated October 1, 2007.

10.5 Form of Warrant issued to William Rast Enterprises, LLC, dated November 13, 2007.

31.1 Certification of Principal Executive Officer pursuant to Securities Exchange Act Rules 13a-14(a) and 15d-14(a) as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002.

31.2 Certification of Principal Financial Officer pursuant to Securities Exchange Act Rules 13a-14(a) and 15d-14(a) as adopted pursuant to section 302 of the Sarbanes-Oxley Act of 2002.

32.1 Certification of Principal Executive Officer and Principal Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                         People's Liberation, Inc.

Date: November 14, 2007                      /S/ Darryn Barber
                                             -----------------------------------
                                         By:        Darryn Barber
                                         Its:       Chief Financial Officer
                                                    (Principal Financial and
                                                    Accounting Officer)